EXHIBIT 99.2
Uniserv Securities Holdings Two Limited
9 Columbus Center
Pelican Drive, Road Town
Tortola
British Virgin Islands
December 12, 2005
Credit Suisse First Boston International
One Cabot Square
London E14 42J
England
     Re:   Notice of Exercise of Early Unwind Option, External ID: 50078220
Ladies and Gentlemen,
     Reference is made to the certain transactions (collectively the “Collar”) evidenced by the letter agreement (the “Collar Confirmation”), dated as of December 22, 2004, between United Service Technologies Limited, an international business company incorporated under the laws of the British Virgin Islands (“Uniserv”), and Credit Suisse First Boston International (“CSFBi”), as novated by the Novation and Assumption Agreement dated as December 23, 2004, among Uniserv, Uniserv Securities Holdings Two Limited, an international business company incorporated under the laws of the British Virgin Islands (“USHTL”) and CSFBi. Capitalized terms not otherwise defined herein shall have their respective meanings set forth under the Collar Confirmation.
     USHTL and CSFBi hereby agree that notice of exercise of the Early Unwind Option as set forth in Section 3(b) of the Collar Confirmation is hereby irrevocably delivered and such Early Unwind Option shall be settled by delivery, on December 15, 2005 (which shall be the Early Unwind Date), of 3,273,590 Shares (which shall be the Early Unwind Shares). USHTL authorizes CSFBi to accept delivery of the Early Unwind Shares in connection with the exercise by USHTL of the Early Unwind Option as set forth in this notice. The parties hereto agree that, in connection with the exercise of the Early Unwind Option by USHTL hereby, the commencement of any liquidation proceedings of Uniserv or USHTL prior to December 15, 2005 shall not constitute an Event of Default under the Collar Confirmation so long as the Early Unwind Shares are delivered on December 15, 2005 as contemplated hereby.
     This notice shall be subject to Sections 4(e)(ii), (iii) and (iv) of the Collar Confirmation, as if such sections were incorporated herein and related to this notice. This notice may be executed in any number of counterparts, and all such counterparts taken together shall be deemed to constitute one and the same agreement.
[SIGNATURE PAGE TO FOLLOW]

     Please indicate acknowledge of and agreement to the matters set forth in this notice by countersigning in the space provided below.

Yours faithfully, UNISERV SECURITIES HOLDINGS TWO LIMITED
By:	/s/ RORY C. KERR
	Name:	Rory C. Kerr
	Title:	Director

Agreed and acknowledged as of the date first written above:

CREDIT SUISSE FIRST BOSTON INTERNATIONAL

By its agent:	Credit Suisse First Boston LLC

By:	/s/ CHRISTY GRANT

Name: Christy Grant
Title: Assistant Vice President Operations